SUB-ITEM 77I

Re-designation of Share Class

MFS Global Equity Fund, MFS Global Total Return Fund and MFS Utilities Fund, each a series of MFS Series Trust VI (the "Trust"), re-designated Class R5 as Class R6 effective August 26, 2016, as described in the supplement to the Fund's then current prospectus as filed with the Securities and Exchange Commission via EDGAR on June 28, 2016 under Rule 497 under the Securities Act of 1933. Such document is incorporated herein by reference.